UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): May 6, 2008
Atlas Energy Resources, LLC
(Exact name of registrant as specified in its chapter)

Delaware (State or other jurisdiction of incorporation)	1-33193 (Commission File Number)	75-3218520 (IRS Employer Identification No.)

Westpointe Corporate Center One, 1550 Coraopolis Heights Road, Moon Township, PA (Address of principal executive offices)	15108 (Zip Code)
Registrant’s telephone number, including area code: 412-262-2830

(Former name or former address, if changed since last report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
     On May 6, 2008, Atlas Energy Operating Company, LLC and Atlas Energy Finance Corp., wholly-owned subsidiaries of Atlas Energy Resources, LLC (“ATN”), and certain other subsidiaries of ATN (collectively, the “ATN Parties”), entered into a purchase agreement (the “Purchase Agreement”) with JP Morgan Securities Inc., for itself and on behalf of the several representatives listed therein (collectively, the “Initial Purchasers”), whereby the Initial Purchasers purchased an additional $150 million of 10 3/4% Senior Notes due 2018 in a private placement. A copy of the Purchase Agreement is attached hereto as Exhibit 10.1. On January 23, 2008, the ATN Parties completed a private placement for $250 million of senior unsecured notes due 2018. The notes sold in the January and May offerings shall be treated as a single class of debt securities. Also attached, as Exhibit 10.2, is a purchase agreement dated January 17, 2008 for the private placement of notes in the January offering that was inadvertently omitted from ATN’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2008.
     Also in connection with the private placement, the ATN Parties entered into a Registration Rights Agreement dated May 9, 2008 with the Initial Purchasers. This agreement provides registration rights to purchasers in the private placement and is attached hereto as Exhibit 10.3.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure set forth in Item 1.01 above is incorporated by reference in this Item 2.03.

Item 8.01.	Other Events.
     On May 6, 2008, ATN issued a press release announcing the private placement of the Notes. A copy of the press release is attached hereto as exhibit 99.1.

Item 9.01.	Financial Statements and Exhibits.
(d)	Exhibits.

10.1	Purchase Agreement dated May 6, 2008.

10.2	Purchase Agreement dated January 17, 2008.

10.3	Registration Rights Agreement dated May 9, 2008.

99.1	Press release dated May 6, 2008.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Dated: May 9, 2008	Atlas Energy Resources, LLC
	By:	/s/ Matthew A. Jones
Its Chief Financial Officer